ARTICLES OF AMENDMENT OF
                 VEGAS GAMING SERVICES, INC.

     At a properly noticed Shareholders' Meeting held on the 2nd day of March, 1992 the shareholders of Vegas Gaming Services, Inc. adopted the following Amendment to the Articles of Incorporation of the Company.

                             I.

     Article I. shall be amended to read as follows:

     Name. The name of the Corporation (hereinafter called Corporation) shall be Nature Talks Corporation.

                             II.

     At the aforementioned Shareholders' Meeting there were 10,709,918 shares outstanding and 10,709,918 shares entitled to vote on these Articles of Amendment.

                            III.

     Of the total shares entitled to vote on the aforementioned amendment 10,108,391 shares voted in favor, 357 shares voted against and no shares abstained.

/s/Luis Lamar, President              Department of Commerce
                             Division of Corporations and Commercial Code
/s/Adis Lamar, Secretary     I Hereby certify that the foregoing has been
                             filed, and approved on the 15th day of
                       April, 1992 in the office of this Division
                     and hereby issue this certificate thereof.
                             Examiner MC Date 4/15/92
                         Gary R. Hansen
                             Division Director

 STATE OF UTAH      )
                    ): s s
COUNTY OF SALT LAKE )

     On the 6th day of April, 1992 personally appeared before me, Luis Lamar, President and Adis Lamar, Secretary of Nature Talks Corporation who, after being duly sworn, stated that the aforementioned is a true and correct recollection of the Amendment to the Articles of Incorporation adopted at a Shareholders' Meeting on March 2, 1992 and that all of the matters contained herein are true and correct.

/s/Angela Powers
NOTARY PUBLIC STATE OF FLORIDA
My Commission Expires APR. 4, 1994
 Residing In: Hialeah, FL